Exhibit 3.1

*090501* ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS) Filed in the office of Ross Miller Secretary of State State of Nevada Document Number 20140235216-86 Filing Date and Time 03/31/2014 10:05 AM Entity Number C25830-2004 This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation (Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250) (This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts) 1. Name of Nevada entity as last recorded in this office: JAMMIN JAVA CORP. 2. The articles are: (mark only one box) X Restated Amended and Restated Please entitle your attached articles "Restated" or "Amended and Restated," accordingly. 3. Indicate what changes have been made by checking the appropriate box:* X No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on March 28, 2014. The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. The entity name has been amended. The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. Articles have been added. Articles have been deleted. Other. The articles or certificate have been amended as follows: (provide article numbers, if available) 4. Effective date and time of filing: (optional) Date: Time: (must not be later than 90 days after the certificate is filed) * This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates. IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. This form must be accompanied by appropriate fees. Nevada Secretary of State Restated Articles Revised:  8-31-11

Restated Articles of Incorporation
Jammin Java Corp.
[C25830-2004]

Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes (“NRS”), the undersigned, an officer of Jammin Java Corp. (the “Corporation”), submits the following Certificate (this “Certificate”) restating the entire Articles of Incorporation, as in effect as of the date hereof:

1.           Name of Corporation: Jammin Java Corp.

2.           Registered Office.  The corporation may maintain an office, or offices, in such places within or without of the State of Nevada as may be from time to time designated by the Board of Directors or by the By-Laws of the corporation.  The corporation may conduct all corporation business of every kind and nature outside the State of Nevada as well as within the State of Nevada.

3.           Purpose: The objects for which this corporation is formed are to engage in any lawful activity.

4.           Shares: The total number of common stock authorized that may be issued by the Corporation is 5,112,861,525 shares of common stock with a par value of one tenth of one cent ($0.001) per share and no other class of stock shall be authorized.  The corporation may from time issue said shares for such consideration as the Board of Directors may fix.

5.           Directors: The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this corporation, providing that the number of directors shall not be reduced to fewer than one (1).

6.           Capital Stock.  The capital stock of the corporation, after the amount of the subscription price or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

7.           Resident Agent. The Resident Agent for this corporation shall be Empire Stock Transfer Inc.  The address of the Resident Agent and the registered or statutory address of this corporation in the state of Nevada shall be: 1859 Whitney Mesa Dr., Henderson, Nevada 89014.

8.           Duration. The corporation is to have perpetual existence.

9.           Bylaws. The Board of Directors shall adopt the initial By-Laws of the corporation.  The Board of Directors shall also have the power to alter, amend or repeal the By-Laws, or to adopt new By-Laws, except as otherwise may be specifically provided in the By-Laws.

10.           Limitation of Liability to Corporation. No Director or Officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a Director or Officer involving any act or omission of any such Director or Officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director or Officer (i) for acts or omissions which involve international misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.  Any repeal or modification of this Article by the Stockholders of the corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of a Director or Officer or the corporation for acts or omissions prior to such repeal or modification.

11.           Amendment of Articles. The corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this revision.

The undersigned does make and file these Restated Articles of Incorporation, hereby declaring and certifying that the facts stated herein are true this March 28, 2014.

JAMMIN JAVA CORP.

/s/ Anh Tran
Anh Tran
President